                                                                   Exhibit 10.21


                                 January 4, 1996




Mr. Robert D. Sznewajs
Vice Chairman
U. S. Bancorp
3100 U. S. Bancorp Tower
111 S.W. Fifth Avenue
Portland, Oregon  97204

                 Subject:   Employment Agreement

Dear Mr. Sznewajs:

                 U. S. Bancorp (which, together with its wholly owned subsidiaries, is referred to in this letter agreement as "Bancorp") recognizes you as an innovative, highly-experienced, and knowledgeable banking executive whose creativity, expertise, and effort have been, and will continue to be, crucial to the ongoing development and growth of Bancorp.

                 In order to induce you to remain in the employ of Bancorp, this Agreement, which has been approved by the Board, includes:

                 - A SERP Agreement that sets forth your benefits under the U.S. Bancorp Supplemental Benefits Plan;

                 - A CIC Agreement that sets forth the severance compensation that Bancorp agrees will be provided you in the event your employment with Bancorp is terminated subsequent to a "Change in Control" of Bancorp under the circumstances described in Section 2 of this Agreement; and

                 - An Employment Agreement that sets forth the termination compensation that Bancorp agrees will be provided you in the event your employment with Bancorp is terminated under the circumstances described in Section 3 of this Agreement.

                                  DEFINITIONS

                 For purposes of this Agreement, the following terms have the meanings set forth below:

                 "Agreement" - This letter agreement, including the SERP Agreement, the CIC Agreement, and the Employment Agreement.
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Mr. Robert D. Sznewajs                   - 2 -                   January 4, 1996


                 "Bancorp" - U. S. Bancorp, an Oregon corporation, and its wholly-owned subsidiaries.

                 "Bancorp Shares" - Shares of the $5 par value common stock of Bancorp.

                 "Benefit Plan" - Any plan, policy, or program of Bancorp (whether or not on an insured basis) providing medical, dental, health, disability income, life insurance or other death benefits, or similar types of benefits to employees of Bancorp. Benefit Plan does not include any plan or arrangement providing for vacation or severance pay, retirement benefits, bonuses or incentive compensation of any kind, or current or deferred salary or similar compensation.

                 "Board" - The Bancorp board of directors.

                 "Cause" - Cause for termination shall mean commission of an act of fraud, embezzlement, or theft constituting a felony or commission of an act (or failure to take an action) intentionally against the interest of Bancorp which causes Bancorp material injury. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined in this Agreement and specifying the particulars thereof in detail. The foregoing provisions do not restrict the authority, discretion, or power of the Board, by any action taken in compliance with Bancorp s articles of incorporation and bylaws, to terminate your employment with or without Cause. Rather, the foregoing provisions merely define, for purposes of your contractual rights and remedies under this Agreement, the circumstances in which termination of your employment will constitute termination for Cause.

                 "Change in Control" - A change in control of Bancorp shall mean:

                 (i) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act)
         of 20 percent or more of the
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Mr. Robert D. Sznewajs                   - 3 -                   January 4, 1996


         combined voting power of the then outstanding Voting Securities; provided, however, that for purposes of this paragraph (i), the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from Bancorp, (B) any acquisition by Bancorp,
         (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Bancorp or any corporation controlled by Bancorp, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B), and (C) of paragraph
         (iii) below; or

                 (ii) individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Bancorp's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                 (iii) consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of Bancorp (a "Business Combination") in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Securities outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Bancorp or all or substantially all of Bancorp's assets
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Mr. Robert D. Sznewajs                   - 4 -                   January 4, 1996



         either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of Bancorp or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                 (iv) approval by the shareholders of Bancorp of a complete liquidation or dissolution of the Company.

                 "CIC Agreement" - The provisions of Section 2 of this
Agreement.

                 "CIC Term" - The term of the CIC Agreement as specified in
Section 2.2 of this Agreement.

                 "Code" - The Internal Revenue Code of 1986, as amended.

                 "Disability" or "Disabled" - Inability to perform services with Bancorp on a full-time basis by reason of "Total Disability" within the meaning of the U. S. Bancorp Disability Income Program (or any successor plan or program maintained by Bancorp). In the event Bancorp no longer maintains a similar plan or program, "Disability" or "Disabled" will mean inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. You will be considered Disabled for purposes of this Agreement:

                 (a)  Upon the Board's acceptance of a Notice of Disability from you accompanied by evidence, satisfactory to the Board, that you are Disabled; or
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Mr. Robert D. Sznewajs                   - 5 -                   January 4, 1996


                 (b) 30 days after written notice to you of the Board's determination (after notice to you and an opportunity to be heard before the Board) that you are Disabled.

In either situation, for purposes of computing the continuation period described in Section 3.2.2, you will be treated as having become Disabled as of the first day of continuous absence from your duties with Bancorp on account of such Disability.

                 "Employment Agreement" - The provisions of Section 3 of this Agreement.

                 "Employment Term" - The term of the Employment Agreement, namely the period from the date of this Agreement through the later of (i) the Expiration Date, or (ii) (if you become Disabled prior to that date) 180 days after you become Disabled; provided, however, that if you become Chief Executive Officer of Bancorp, the Employment Term will expire as of the date you assume that position.

                 "Exchange Act" - The Securities Exchange Act of 1934, as amended.

                 "Excise Tax" - A tax imposed by Section 4999(a) of the Code, or any successor provision, with respect to "excess parachute payments" as described in Section 280G(b) of the Code.

                 "Expiration Date" - December 31, 2002.

                 "Good Reason" -

                 A. Before Change in Control. For all purposes of this Agreement, unless a Change in Control has occurred, termination by you of your employment with Bancorp during the Employment Term for "Good Reason" means termination based on any of the following:

                 (i) A change in your status or position or positions with Bancorp that represents a material demotion from your status or position or positions as of the date of this Agreement or a material change in your duties or responsibilities that is inconsistent with such status or position or positions;
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Mr. Robert D. Sznewajs                   - 6 -                   January 4, 1996


                 (ii) A reduction by Bancorp in your base salary (as in effect on the date of this Agreement or as increased at any time during the Term of this Agreement) other than a reduction applied on a nondiscriminatory manner to all Key Executives;

                 (iii) The failure of Bancorp to continue your participation (on terms comparable to those for other Key Executives) in any Plans and vacation programs or arrangements in which other Key Executives are participants; and

                 (iv) Bancorp's requiring you to be based more than 35 miles from Bancorp's principal executive office, except for required travel on Bancorp's business to an extent substantially consistent with your business travel obligations as of the date of this Agreement.

                 B. After Change in Control - After a Change in Control has occurred, termination by you of your employment with Bancorp during the CIC Term for "Good Reason" means termination based on any of the following:

                 (i) a change in your status or position or positions with Bancorp which, in your reasonable judgment, represents a demotion from your status or position or positions as in effect immediately prior to the Change in Control, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position or positions, or any removal of you from or any failure to reappoint or reelect you to such position or positions, except in connection with the termination of your employment for Cause or Disability or as a result of your death or the termination by you other than for Good Reason;

                 (ii) a reduction by Bancorp in your base salary as in effect immediately prior to the Change in Control;
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Mr. Robert D. Sznewajs                   - 7 -                   January 4, 1996


                 (iii) the failure by Bancorp to continue in effect any Plan in which you are participating at the time of the Change in Control (or Plans providing you with at least substantially similar benefits), other than as a result of the normal expiration of any such Plan in accordance with its terms or a modification of such Plan which modification is applicable to all employees who participate in such Plan, as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by Bancorp which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

                 (iv) the failure by Bancorp to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with Bancorp s normal vacation policy as in effect immediately prior to the Change in Control;

                 (v) Bancorp's requiring you to be based anywhere more than 35 miles from where your office is located immediately prior to the Change in Control except for required travel on Bancorp s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of Bancorp prior to the Change in Control;

                 (vi) the failure by Bancorp to obtain from any successor the assent to this Agreement contemplated by Section 4.1.1 of this Agreement;

                 (vii) any purported termination by Bancorp of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Employment Agreement, no such purported termination shall be effective; or

                 (viii) any refusal by Bancorp to continue to allow you to attend to matters or engage in activities not directly related to the business of Bancorp which,
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Mr. Robert D. Sznewajs                   - 8 -                   January 4, 1996


         prior to the Change in Control, you were permitted by the Board to attend to or engage in.

                 "Gross-Up Payment" - A payment described in Section 2.4 of this Agreement with respect to an Excise Tax.

                 "Key Executives" - Executives of Bancorp who have positions of Executive Vice President or higher, or executives of Bancorp whose positions and responsibilities are substantially equivalent to those of executive vice presidents of Bancorp as of the date of this Agreement.

                 "Other Agreement" - A plan, arrangement, or agreement pursuant to which an Other Payment is made.

                 "Other Payment" - Any payment or benefit payable to you in connection with a Change in Control of Bancorp pursuant to any plan, arrangement, or agreement (other than this Agreement) with Bancorp, any person whose actions result in a change in control of Bancorp, or any person affiliated with Bancorp or such person.

                 "Outside Tax Counsel" - Outside tax counsel selected by Bancorp's independent accountants and reasonably acceptable to you.

                 "Parachute Payment" - A payment or benefit payable to you in connection with a change in control of Bancorp that is treated as a parachute payment within the meaning of Code Section 280G(b)(2).

                 "Person" - Any individual, corporation, partnership, group, association, or other "person," as such term is used in Section 13(d)(3) or
Section 14(d) of the Exchange Act, other than Bancorp or any employee benefit plan or plans sponsored by Bancorp.

                 "Plan" - Any compensation plan such as a plan providing for incentive or deferred compensation, stock options, or other stock or stock-related grants or awards or any employee benefit plan such as a thrift, investment, savings, pension, profit sharing, medical, disability, accident, life insurance, cafeteria, or relocation plan or any other plan, policy, or program of Bancorp providing similar types of benefits to employees of Bancorp.
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Mr. Robert D. Sznewajs                   - 9 -                   January 4, 1996


                 "SERP" - Bancorp's Supplemental Benefits Plan, as amended from time to time, or any successor plan providing substantially similar benefits.

                 "SERP Agreement" - The provisions of Section 1 of this
Agreement.

                 "Severance Payments" - The payments described in Section 2.3.4 of this Agreement.

                 "Termination Benefits" - The payments and benefits described in Section 3.2.5 of this Agreement.

                 "Total Payments" - All payments or benefits payable to you in connection with a Change in Control of Bancorp, including Severance Payments and Other Payments.

                 "Voting Securities" - Bancorp's issued and outstanding securities ordinarily having the right to vote at elections of Bancorp s Board.

                                   SECTION 1
                                 SERP BENEFITS

                 1.1 SERP Participation. You are designated as a participant in the SERP with the following benefits:

                 -  A Restoration Benefit under 6.1.1(a) of the SERP;

                 -  An Enhanced Retirement Benefit under 6.1.1(f) of the SERP;
         and

                 -  An Investment Plan-Related Benefit under 6.2 of the SERP.

Except as expressly provided in this Agreement, the foregoing is an exclusive list of your benefits under the SERP and supersedes all prior designations.

                 1.2 Benefit Service Credit. For purposes of your Enhanced Retirement Plan Benefit, pursuant to 6.1.1(f)(3) of the SERP you are credited with eleven years of Benefit Service for your service with a prior employer (subject to the offset described in Section 1.3 of this Agreement). The eleven years
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Mr. Robert D. Sznewajs                   - 10 -                  January 4, 1996


of Benefit Service are in addition to your actual years of Benefit Service.

                 1.3 Prior Employer Benefits. Pursuant to 6.1.1(f)(4) of the SERP, your Enhanced Retirement Benefit is subject to offset for Prior Employer Benefits equal to a single life annuity in the amount of $2,368.01 per month, subject to an early retirement reduction factor of $10.319 times the number of calendar months prior to age 65.

                 1.4 Eligibility Service Credit. For purposes of determining vesting for the Enhanced Retirement Benefit under the provisions of 6.1.1(f)(6) and 6.1.1(f)(7)(i) of the SERP, you will be credited with eleven years of Eligibility Service in addition to your actual years of Eligibility Service provided you do not violate the noncompetition provisions of Section 1.5 of this Agreement. In the event that you compete in violation of Section 1.5, your vesting will be determined on the basis of your actual number of years of Eligibility Service without credit for the eleven additional years.

                 1.5 Noncompetition. For purposes of Section 1.4 of this Agreement, in the event that your employment is terminated by Bancorp for Cause or by you without Good Reason prior to a Change in Control, you will not be entitled to the additional eleven years of Eligibility Service if, within three years of the date you terminate employment with Bancorp, you either directly or indirectly, on your own behalf or as a partner, member, shareholder (except by ownership of less than 1 percent of the outstanding stock of a publicly held corporation), officer, employee, consultant, financier, director, or trustee of any person, firm, corporation, or other entity, engage in a financial services business competing, as of the date of your termination of employment, with the business then carried on by Bancorp or any of its subsidiaries and affiliates. You agree to promptly notify Bancorp of any employment you undertake within such three-year period.  In the event that SERP benefits are paid to you based on the eleven years of Eligibility Service credited pursuant to Section 1.4 and, within the three-year period you violate the provisions of this Section
1.5, you agree to repay to Bancorp (without interest) the difference, if any, between the benefits paid and the benefits that would have been payable without credit for the eleven years of Eligibility Service.
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Mr. Robert D. Sznewajs                   - 11 -                  January 4, 1996


                 1.6 Effect of Change in Control. Upon a Change in Control of Bancorp, your right to an Enhanced Retirement Benefit under the SERP will be modified as provided in Section 2.3.4 of the CIC Agreement.

                 1.7 Effect of SERP Plan Document. The provisions of this SERP Agreement modify and describe your benefits under the SERP but shall not be deemed to create a separate benefit in addition to the SERP benefits. Except as expressly provided in this Agreement, your benefits under the SERP are subject to the provisions of the SERP plan document.

                                   SECTION 2
                          CHANGE IN CONTROL AGREEMENT

                 2.1 Agreement to Provide Services; Right to Terminate; Confidentiality.

                 2.1.1 Termination Prior to Certain Offers. Except in the event of a Change in Control, and except as otherwise provided in Section 2.1.2 of this Agreement, either Bancorp or you may terminate your employment at any time, subject to Bancorp paying whatever severance benefits as are provided for pursuant to applicable Bancorp Plans or compensation agreements other than this Agreement. If, and only if, termination of your employment with Bancorp occurs after a Change in Control, the provisions of this CIC Agreement shall apply.

                 2.1.2 Continuation of Services Subsequent to Certain Offers. In the event a tender offer or exchange offer is made by a Person for more than 20 percent of Bancorp s Voting Securities, you agree that you will not leave the employ of Bancorp (other than as a result of Disability) and will render services to Bancorp in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a Change in Control has occurred. In the event that, during the period you are obligated to continue in the employ of Bancorp pursuant to this Section 2.1.2, Bancorp reduces your compensation, your obligations under this Section 2.1.2 shall terminate.

                 2.1.3 Termination for Cause. Bancorp may terminate your employment for Cause whether or not a Change in Control has occurred.
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Mr. Robert D. Sznewajs                   - 12 -                  January 4, 1996


                 2.1.4 Confidentiality. You acknowledge that (i) by reason of the capacity in which you have been employed, you have financial information regarding Bancorp which has not been publicly disclosed and which is confidential to Bancorp, and (ii) disclosure of such financial information could cause irreparable harm to Bancorp. You agree that you will not disclose, without prior written consent of Bancorp, any financial or other confidential business information regarding Bancorp which has not been publicly disclosed by Bancorp.

                 2.2 Term of Change in Control Provisions. This CIC Agreement commences on the date hereof and shall continue in effect until December 31, 2002; provided, however, that commencing on January 1, 2003, and each January 1 thereafter, the CIC Term shall automatically be extended for one additional year unless at least 90 days prior to such January 1, Bancorp or you shall have given notice that this CIC Agreement shall not be extended; and provided, further, that if a Change in Control shall occur while this CIC Agreement is in effect, the CIC Term shall automatically be extended for a period of three calendar years beyond the calendar year in which such Change in Control occurs. Except as provided in Section 2.1.1 of this Agreement, this CIC Agreement shall terminate if you or Bancorp terminate your employment prior to a Change in Control.

                 2.3 Termination Following Change in Control. In the event that your employment with Bancorp is terminated, whether by you or by Bancorp, within three years from the date of occurrence of any event constituting a Change in Control that occurs during the CIC Term (it being recognized that more than one such event may occur in which case the three-year period shall run from the date of occurrence of each such event), you shall be entitled to the following respective benefits:

                 2.3.1 Disability. During any period that you are unable to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until your employment with Bancorp is terminated by Bancorp for Disability. Thereafter, your benefits shall be determined in accordance with Bancorp's Disability Income Program. If Bancorp's Disability Income Program is modified or terminated following a Change
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Mr. Robert D. Sznewajs                   - 13 -                  January 4, 1996


         in Control, Bancorp shall substitute another plan or program with benefits applicable to you substantially similar to those provided by the Disability Income Program prior to its modification or termination.

                 2.3.2 Termination Upon Death. In the event of your death while an employee of Bancorp, Bancorp shall pay to your representative your full base salary through the date of your death at the rate in effect on the date of the Change in Control, together with all benefits, including death benefits, to which you are then entitled under Plans in which you are a participant, and Bancorp shall have no further obligations to you under this Agreement.

                 2.3.3 Termination for Cause or Without Good Reason. If your employment is terminated by Bancorp for Cause, or by you other than for Good Reason, Bancorp shall pay you your full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs, together with all benefits to which you are then entitled under Plans in which you are a participant, and Bancorp shall have no further obligations to you under this Agreement.

                 2.3.4 Termination Without Cause or With Good Reason. If your employment with Bancorp is terminated (other than for Disability or upon your death) by Bancorp without Cause or by you with Good Reason, subject to the limitations set forth in Section 4.5 of this Agreement, Bancorp shall pay you, upon demand, the following amounts ("Severance Payments"):

                          (a) your full base salary through the Date of Termination at the rate in effect on the date the Change in Control occurs;

                          (b)  in lieu of any further salary payments to you
                 for periods subsequent to the Date of Termination, an amount of severance pay equal to three times the sum
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Mr. Robert D. Sznewajs                   - 14 -                  January 4, 1996


                 of (i) your annual base salary, at the rate in effect on the date the Change in Control occurs, plus (ii) the average annual incentive compensation (if any) paid to you or accrued to your benefit (prior to any deferrals) in respect of the two fiscal years last ended prior to the fiscal year in which the Change in Control occurs;

                          (c) all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

                          (d) reimbursement in full of all reasonable amounts (up to a maximum of $50,000) paid or incurred by you for outplacement services in connection with obtaining other employment.

                          (e) In addition, your Enhanced Retirement Benefit under the SERP as described in the SERP Agreement will be modified as follows:

                               (i)  Notwithstanding 6.1.1(f)(6) and 6.1.1(f)(7)
                           of the SERP and Section 1.5 of the SERP Agreement, your right to an Enhanced Retirement Benefit will be fully vested and nonforfeitable as of the Date of Termination;

                               (ii)  If you have not attained age 55 as of
                           the Date of Termination, your Enhanced Retirement Benefit will commence on the first day of the calendar month in which you attain age 55;
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Mr. Robert D. Sznewajs                   - 15 -                  January 4, 1996


                               (iii)  For purposes of computing your Target
                           Benefit under the SERP, you will continue to accrue Benefit Service after the Change in Control;

                               (iv) Your Early Retirement Reduction Percentage for purposes of 6.1.1(f)(5) of the SERP will be 3 percent; and

                               (v) Your Enhanced Retirement Benefit will not be reduced pursuant to the Reduction in Change in Control Related Benefits provisions under 6.1.1(g) of the SERP.

                           The amount of Severance Payments otherwise payable
                 pursuant to this CIC Agreement shall be reduced by (A) amounts payable to you pursuant to Bancorp s Severance Benefits Plan or any successor plan providing severance benefits to Bancorp employees and (B) amounts payable to you (after any adjustment or reduction to reflect payments described in clause (A)) as salary continuation and incentive compensation pursuant to any other employment agreement between you and Bancorp which is in effect as of the Date of Termination. The payments provided for in this paragraph shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, Bancorp shall pay to you on such day an estimate, as determined in good faith by Bancorp, of the minimum amount of such payments, and shall pay the remainder of such payments (together with interest at the rate of 10 percent per annum) as soon as the amount thereof can be determined but in no event later than the 30th day
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Mr. Robert D. Sznewajs                   - 16 -                  January 4, 1996



                 after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by Bancorp to you, payable on the fifth day after demand by Bancorp (together with interest at the rate of 10 percent per annum).

                 2.3.5 Related Benefits. Unless you die or your employment is terminated by Bancorp for Cause or Disability, or by you other than for Good Reason, Bancorp shall maintain in full force and effect, for the continued benefit of you for three years after the Date of Termination, all Benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Benefit Plans; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers benefits upon you substantially similar to those provided by one or more Benefit Plans, you shall cease to receive benefits under this subparagraph in respect of such Benefit Plan or Plans. In the event that your participation in any Benefit Plan is barred by the provisions of such Benefit Plan, Bancorp shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such Benefit Plan. Nothing contained in this Section 2.3.5 shall be construed to extend your employment for such three-year period or to cause you to be treated as an employee of Bancorp during such three-year period.

                 2.3.6 No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 2.3 by seeking other employment or otherwise, nor, except as expressly set forth in
         Section 2.3.5, shall the amount of any payment provided for in this
         Section 2.3 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

Mr. Robert D. Sznewajs                   - 17 -                  January 4, 1996


                 2.4  Gross-Up Payment.

                 2.4.1 General. In the event any portion of the Total Payments will be subject to the Excise Tax, Bancorp will pay you an additional amount (the "Gross-Up Payment") equal to (a) the Excise Tax imposed on you with respect to the portion of the Total Payments that constitutes an Excess Parachute Payment, plus (b) all federal, state, and local income taxes and Excise Tax imposed on you with respect to the Gross-Up Payment.

                 2.4.2 Effect on Stock Incentive Plan Awards. Under the terms of Award Agreements under Bancorp's Stock Incentive Plan, the vesting or exercisability of certain Awards are accelerated upon the occurrence of a Change in Control, but only to the extent such acceleration does not result in an excess parachute payment. The provisions of this CIC Agreement are not intended to modify the provisions of the Award Agreements and no Gross-Up Payment will be paid with respect to any Awards under the Stock Incentive Plan.

                 2.4.3 Determining Amount of Excise Tax. For purposes of determining whether any portion of the Total Payments will be subject to the Excise Tax and the amount of any Excise Tax:

                 (a) The entire amount of the Total Payments shall be treated as an Excess Parachute Payment unless and to the extent, in the written opinion of Outside Tax Counsel, the Total Payments, in whole or in part, are not subject to the Excise Tax;

                 (b) The value of any noncash benefits or any deferred payment that are part of the Total Payments shall be determined by Bancorp's independent accountants in accordance with the requirements of Sections 280G(d)(3) and 280G(d)(4) of the Code and any regulations promulgated under those sections.

                 2.4.4 Determining Amount of Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment:

                 (a) You will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals (including any applicable surtaxes and taking into account any

Mr. Robert D. Sznewajs                   - 18 -                  January 4, 1996


         applicable loss or reduction of deductions or exemptions) for the Calendar year in which the Gross-Up Payment is to be made;

                 (b) You shall be deemed to pay state and local income taxes at the highest marginal rates of taxation applicable to individuals (including any applicable surtaxes and taking into account any applicable loss or reduction of deductions or exemptions) in the state and locality of your residence at the date the Gross-Up Payment will be made.

                 2.4.5 Time of Payment. Bancorp will pay the Gross-Up Payment to you not later than the 45th day following the Date of Termination (but in no event later than 10 days before any applicable payment of tax is due); provided, however, that if the amount of the Gross-Up Payment cannot be finally determined on or before such day, Bancorp shall pay you on that day an estimate, as determined in good faith by Bancorp, of the minimum amount of the Gross-Up Payment, and shall pay the remainder of the Gross-Up Payment (together with interest at 10 percent per annum) as soon as the amount of the Gross-Up Payment can be determined, but in no event later than the 90th day after the Date of Termination. In the event that the estimated amount of Gross-Up Payment paid to you exceeds the total amount of Gross-Up Payment subsequently determined to have been due, the excess will constitute a loan by Bancorp to you, payable on the 5th day after demand by Bancorp (together with interest at the rate of 10 percent per annum).

                 2.4.6 Subsequent Adjustment - Repayment. In the event that the amount of Excise Tax you are required to pay is subsequently determined to be less than the amount taken into account under this Agreement, you agree that promptly after the amount of such reduction in Excise Tax is finally determined, you will repay to Bancorp, without interest, the amount of such reduction, plus the net federal income tax benefit, if any, you actually will receive (in the opinion of Outside Tax Counsel) as a result of making the repayment described in this Section 2.4.6.

                 2.4.7 Subsequent Adjustment - Additional Payment. In the event that the amount of Excise Tax you are required to pay is subsequently determined to exceed the amount taken into account under this Agreement, Bancorp shall make an additional

Mr. Robert D. Sznewajs                   - 19 -                  January 4, 1996


Gross-Up Payment in the manner set forth in this Section 2.4.7 in respect of such additional Excise Tax, plus any interest, additions to tax, or penalties payable by you with respect to the additional Excise Tax, promptly after the time that the amount can be reasonably determined.

                 2.5 Miscellaneous. No provision of this CIC Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chairman of the Board or Chief Executive Officer of Bancorp (or, if you are Chairman of the Board and Chief Executive Officer, an officer of Bancorp specifically authorized for such purpose by the Compensation Committee of Bancorp's Board of Directors). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Oregon.

                 2.6 Validity. The invalidity or unenforceability of any provision of this CIC Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 2.7 Payments During Controversy. Notwithstanding the pendency of any dispute or controversy, Bancorp will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary and installments of incentive compensation) and continue you as a participant in all Plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with the procedure described in this Agreement in connection with the definition of "Date of Termination." Amounts paid under this Section 2.7 are in addition to all other amounts due under this CIC Agreement and shall not be offset against or reduce any other amounts due under this CIC Agreement. You shall be entitled to seek specific performance of your right to be paid until the Date of Termination during

Mr. Robert D. Sznewajs                   - 20 -                  January 4, 1996


the pendency of any dispute or controversy arising under or in connection with this CIC Agreement.

                                   SECTION 3
                              EMPLOYMENT AGREEMENT

                 3.1 Employment. Bancorp agrees to employ you, and you accept employment with Bancorp, during the Employment Term on the terms and conditions set forth in this Employment Agreement.

                 3.2  Termination of Agreement.

                 3.2.1 Death. If you die prior to the expiration of the Employment Term, Bancorp shall pay to your representative your Base Salary through the date of death. All, benefits including death benefits, to which you are then entitled under Plans in which you are a participant will be payable as provided in those Plans. This Employment Agreement will terminate as of the date of death and Bancorp shall have no further obligations to you under this Employment Agreement.

                 3.2.2 Disability. In the event you become Disabled during the Employment Term, the Employment Agreement will remain in effect and you will be entitled to continue to receive your base salary and all benefits under Plans in which you are a participant until the earlier of (i) the expiration of the Employment Term, or (ii) 180 days after the date you become Disabled. This Employment Agreement will then terminate as of the end of such continuation period. To the extent allowable under applicable law and other Plans, you will be treated as an employee of Bancorp during the continuation period for purposes of this Employment Agreement and the Plans in which you are a participant.

                 3.2.3 Termination for Cause. Pending the determination by the Board whether or not Cause exists for termination of your employment pursuant to the definition of Cause in this Agreement, the Board may suspend you or relieve you of your duties as an officer, but shall not terminate your employment. Upon such determination that Cause exists, Bancorp may terminate your employment. This Employment Agreement shall terminate as of the date of termination of your employment for Cause, and Bancorp shall have no further obligations to you under this Agreement. If Bancorp terminates your employment for Cause, Bancorp shall pay you

Mr. Robert D. Sznewajs                   - 21 -                  January 4, 1996


your base salary through the effective date of such termination for Cause. All accrued benefits to which you are then entitled under Plans in which you are a participant shall be payable as provided in those Plans.

                 3.2.4 Voluntary Termination Without Good Reason. If you voluntarily terminate employment with Bancorp during the Employment Term without Good Reason (other than by reason of Disability), Bancorp will pay you your base salary through the effective date of such termination of employment, together with all accrued benefits to which you are then entitled under Plans in which you are a participant, payable at the times provided in those Plans, and Bancorp shall have no further obligations to you under this Employment Agreement.

                 3.2.5 Involuntary Termination Without Cause or Voluntary Termination With Good Reason. If Bancorp terminates your employment prior to the expiration of the Employment Term without Cause for any reason other than death or Disability, or if you voluntarily terminate employment with Bancorp prior to the expiration of the Employment Term for Good Reason, you will be entitled to receive the following Termination Benefits:

                 (a) Your full base salary will be continued through the date of termination at the rate in effect on the date of termination.

                 (b) You will be paid an amount equal to three times the sum of (i) your annual base salary, at the rate in effect on the date of termination, plus (ii) the average annual incentive compensation (if any) paid to you or accrued for your benefit (prior to any deferrals) in respect of the two fiscal years of Bancorp last ended prior to the fiscal year in which the termination occurs.

                 (c) Bancorp will continue for a period of three years following the date of termination of all Benefit Plans (which do not include the Retirement Plan or the Employee Investment Plan) in which you were entitled to participate immediately prior to the date of termination, provided that your continued participation is possible under the general terms and provisions of such Benefit Plans; provided, however, that if you become eligible to

Mr. Robert D. Sznewajs                   - 22 -                  January 4, 1996


         participate in a benefit plan, program, or arrangement of another employer which confers benefits upon you substantially similar to those provided by one or more Benefit Plans, you shall cease to receive benefits under this subparagraph in respect of such Benefit Plan or Plans. In the event that your participation in any Benefit Plan is barred by the provisions of such Benefit Plan, Bancorp shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such Benefit Plan.

                 (d) You will be entitled to an Enhanced Retirement Benefit under Section 6.1.1(f) of the SERP as described in Section 1 of this Agreement, payable at the times specified in and subject to the terms and conditions of the SERP, with the following additional provisions:

                      (i) Notwithstanding Section 6.1.1(f)(6) and Section 6.1.1(f)(7) of the SERP, your right to an Enhanced Retirement Benefit will be fully vested and nonforfeitable as of the date of termination; and

                      (ii) The Reduction Percentage for purposes of Section 6.1.1(f)(5) of the SERP will be 3 percent.

                 (e) You will not be required to mitigate the amount of any payments provided in this Section 3.2.5 by seeking other employment or otherwise, nor, except as expressly provided in subparagraph (c), will the amount of any payment provided for in this Section 3.2.5 be reduced by any compensation held by you as the result of employment with another employer after the date of termination, or otherwise.

                 The Termination Benefits payable pursuant to this Section
3.2.5 are in lieu of any other severance benefits payable under the U. S. Bancorp Severance Benefits Plan.

Mr. Robert D. Sznewajs                   - 23 -                  January 4, 1996



                 3.2.6 Treatment of Termination Benefits; Effect of Change in Control. The Termination Benefits payable under Section 3.2.5 of this Employment Agreement are not conditioned upon a Change in Control of Bancorp but are payable upon any termination described in this Employment Agreement, whether or not a Change in Control has occurred. Thus, it is our mutual intention that the benefits payable under this Employment Agreement are not to be treated as Total Payments. In the event a termination of employment that would otherwise be governed by Section 3.2.5 occurs within the period described in Section 2.3 following a Change in Control, you will be entitled to the benefits described in Section 2.3 in lieu of any benefits described in this
Section 3.

                                   SECTION 4
                                    GENERAL

                 4.1  Successors; Binding Agreement.

                 4.1.1 Successors of Bancorp. This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of Bancorp which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of Bancorp. Bancorp shall require any such successor, by an agreement in form and substance reasonably satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Bancorp would be required to perform if no such succession had taken place.

                 4.1.2 Your Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

Mr. Robert D. Sznewajs                   - 24 -                  January 4, 1996


                 4.2 Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chairman of the Board or Chief Executive Officer of Bancorp (or, if you are Chairman of the Board and Chief Executive Officer, an officer of Bancorp specifically authorized for such purpose by the Compensation Committee of Bancorp's Board of Directors). No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Oregon.

                 4.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                 4.4 Withholding. Bancorp will withhold from any payment of Termination Benefits, Gross-Up Payments, or any other benefits under this Agreement all federal, state, and local taxes as will be required pursuant to any law or governmental regulation or ruling.

                 4.5 Regulatory Limitations. Notwithstanding any other provision of this Agreement, Bancorp shall have no obligation to make any payments to you pursuant to this Agreement if, or to the extent, such payments are prohibited by any applicable law or regulation, including without limitation the FDIC s regulations regarding Golden Parachute and Indemnification Payments promulgated under the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990.

                 4.6 Cancellation of Change in Control Agreement. Effective upon execution of this Agreement, the Change in Control Agreement between you and Bancorp dated May 1, 1994, is canceled and will have no further effect.

Mr. Robert D. Sznewajs                   - 25 -                  January 4, 1996


                 If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to Bancorp the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                        Sincerely,

                                        U. S. BANCORP



                                        By: /s/ Gerry B. Cameron
                                           ----------------------------
                                        Its: Chairman and CEO
                                           ----------------------------


Approved as to form.

/s/
------------------------------------
N. Stewart Rogers, Chairman
U. S. Bancorp Compensation Committee



Agreed to this 4th day of January, 1996.

/s/
------------------------------------
Robert D. Sznewajs